ENERGY FOCUS, INC. Receives a $4.9 Million Investment

SOLON, Ohio, March 5, 2012 — Energy Focus, Inc. (OTC BB: EFOI.OB)) today announced that it has received a $4.9 million equity investment from a group of investors. The investors agreed to purchase 19.6 million units for $0.25 per unit based on a formula involving the stock’s 30 day average closing price prior to February 24, 2012. Each unit consists of one share of the Company’s common stock, par value $0.0001 per share, and one-half warrant to purchase one share of the Company’s common stock at an exercise price of $0.54 per share. The warrants are immediately separable from the units and immediately exercisable, and will expire three years after the date of issuance. The issuance of the shares and warrants is exempt from registration under SEC Regulation D. The Company plans to register the shares for resale at a later date.

Joe Kaveski, Energy Focus CEO commented: “Our common stock price has risen since finalizing the negotiations with these investors. We were obligated to honor the terms of the agreement on pricing despite the stock’s recent rise. However, it is gratifying that our new investors have expressed their intent to be long-term shareholders of the Company.”

Mr. Kaveski continued: “This capital infusion was very timely as it will provide a source of cash to retire debt and other obligations due in March. Additionally this investment, along with our new credit facility, will provide the necessary working capital needed to fund our growth during 2012 for IntelliTube™ sales to the US Navy and other LED products to our commercial and government customers.”

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products and turnkey energy efficient lighting solutions, holding 75 relevant lighting patents. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet and the next generation Very High Efficiency Solar Cell. Customers include supermarket chains, the U.S. Government, state and local governmental agencies, retail stores, museums, theme parks and casinos, hotels, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, Pleasanton, CA, and the United Kingdom. For more information, see our web site at www.energyfocusinc.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For more information about potential factors that could affect the financial results of Energy Focus, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

Media Contact:

            Energy Focus, Inc.

Public Relations Office

            (440) 715-1295

            pr@energyfocusinc.com

Investor Contact:

Brion Tanous

CleanTech IR, Inc.

(310) 541-6824
btanous@cleantech-ir.com